GAIN Capital Announces Monthly Metrics for January 2014

Bedminster, New Jersey (February 10, 2014) — GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of January 2014.

Retail metrics

•	Retail OTC trading volume[1] of $212.5 billion, an increase of 38.4% from December 2013 and an increase of 44.0% from January 2013.

•	Average daily retail OTC trading volume of $9.7 billion, an increase of 32.2% from December 2013 and an increase of 50.6% from January 2013.

•	Active retail OTC accounts[2] of 98,825, virtually unchanged from December 2013 and an increase of 62.6% from January 2013.

•	Futures Daily Average Revenue Trades[3] (DARTs) of 15,279, an increase of 7.7% from December 2013 and an increase of 29.7% from January 2013.

•	Total funded accounts[4] of 133,295, an increase of 0.2% from December 2013 and an increase of 55.8% from January 2013.

Institutional metrics

•	Total institutional trading volume[5] of $494.0 billion, an increase of 28.5% from December 2013 and an increase of 57.1% from January 2013.

•	Average daily institutional volume of $22.5 billion an increase of 22.7% from December 2013 and an increase of 64.2% from January 2013.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

1 U.S. dollar equivalent of notional amounts traded
2 Retail OTC accounts that executed a transaction during the month
3 Average daily trades transacted by OEC customers
4 Retail accounts that maintained a cash balance
5 U.S. dollar equivalent of notional amounts traded

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital
GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN's innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.
GAIN's businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions and OEC, an innovative online futures broker.
GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.
Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com